Exhibit 16.1

March 19, 2008 Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 19, 2008, to be filed by our former client, Anworth Mortgage Asset Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm. Very truly yours, BDO Seidman, LLP